EXHIBIT 23.3




PERSONAL AND CONFIDENTIAL

August 3, 1999


Board of Directors
Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, NY  10105

Re: Registration Statement of Alliance Capital Management L.P. II Relating to the Reorganization and Exchange Offer

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 3, 1999 with respect to the fairness from a financial point of view to those holders of the outstanding limited partnership units (the "Alliance Holding Units") of Alliance Capital Management L.P. ("Alliance Holding") who remain holders of the Alliance Holding Units immediately following the offer to exchange one limited partnership interest in Alliance Capital Management L.P. II ("Alliance Capital") for each Alliance Holding Unit pursuant to the exchange offer to be commenced by Alliance Holding, as contemplated by the draft dated August 2, 1999 of the Agreement and Plan of Reorganization among Alliance Holding, Alliance Capital, Alliance Capital Management Corporation and The Equitable Life Assurance Society of the United States (the "Reorganization Plan").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Alliance Capital Management Corporation in connection with its consideration of the transaction contemplated by the Reorganization Plan and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Alliance Capital Management Corporation has determined to include our opinion in the Registration Statement on Form S-4, including the Proxy Statement/Prospectus relating to the Special Meeting of Limited Partners and Unitholders to be held in connection with the reorganization of Alliance Holding (the "Proxy Statement/Prospectus") and the Exchange Offer Prospectus relating to Alliance Holding's offer to exchange Alliance Holding units for Alliance Capital units on a one-for-one basis (the "Exchange Offer Prospectus"), as filed with the Securities and Exchange Commission on August 3, 1999.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary -- Opinion of Financial Advisor"; "The Reorganization and the Exchange Offer -- Background of the Reorganization and the Exchange Offer"; "The Reorganization and the Exchange Offer -- Factors Considered by, and Recommendation of, the General Partner"; "The Reorganization and the Exchange Offer -- Alliance Holding Public Float After the Exchange"; and "Opinion of Financial Advisor" and to the inclusion of our opinion in the Proxy Statement/Prospectus and the Exchange Offer Prospectus included in the above mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.